Exhibit 10.7
EMPLOYMENT AGREEMENT
     This Employment Agreement is made and entered into as of this 6th day of January, 2004, by and between THE O’GARA GROUP, INC., an Ohio corporation (the “Company”), and MICHAEL J. LENNON (the “Executive”).
     WHEREAS, the Executive and the Company desire to embody in this Agreement the terms and conditions of the Executive’s employment by the Company;
     NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, including the compensation paid to the Executive, the parties hereby agree:
ARTICLE 1
Employment, Duties and Responsibilities
     1.1 Employment. The Company shall employ the Executive as Executive Vice President of the Company and the Chief Operating Officer of Specialized Technical Services, Inc., a wholly owned subsidiary of the Company (“STS”). The Executive hereby accepts such employment. The Executive agrees to devote his full business time and best efforts to promote the interests of the Company, and, if requested by the Board of Directors of the Company, for any subsidiary or affiliate of the Company.
     1.2 Duties and Responsibilities. The Executive shall have such duties and responsibilities as are consistent with his position and shall perform such services not inconsistent with his position as shall, from time to time, be reasonably assigned to him by the Board of Directors of the Company or any other officer of the Company in a position superior to the Executive.
ARTICLE 2
Term
     2.1 Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the date hereof and shall continue until the second (2nd) anniversary of the date hereof, unless sooner terminated pursuant to Article 5 hereof. Thereafter, the Term shall continue on a monthly basis unless terminated by either party upon one month’s prior written notice.

ARTICLE 3
Compensation
     3.1 Salary, Bonuses and Benefits. As compensation and consideration for the performance by the Executive of his obligations to the Company under this Agreement, the Executive shall be entitled to the compensation and benefits described in the attached Exhibit A (subject, in each case, to the provisions of Article 5 hereof).
     3.2 Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to the Company’s written policies relating to business-related expenses as in effect, from time to time, during the Term, a copy of which has previously been provided to the Executive.
ARTICLE 4
Exclusivity, Confidentiality and Noncompetition
     4.1 Exclusivity, Etc. The Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. The Executive agrees that he will devote his entire working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. The Executive also agrees that he will not engage in any other business activities pursued for gain, profit or other pecuniary advantage that are competitive with the activities of the Company. The Executive agrees that all of his activities as an employee of the Company shall be in conformity with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement.
     4.2 Other Business Ventures; Noncompetition.
     (a) The term “Confidential Information,” as employed in this Agreement, means, except to the extent such information is otherwise publicly available and such public availability was not caused in any manner by the Executive, (i) any object, material, device, substance, data, report, record, forecast, interpretation or information, whether written or oral, not in the public domain and relating to or reflecting any product, design, process, procedure, formula, research, idea, invention, discovery, improvement, equipment, scientific or technical information, method of production, business plan, financial information, listing of names, addresses or telephone numbers, trade secret and/or know how, and all matters pertaining thereto, of the Company and its affiliates, whether or not contained in any written document, which are or have been directly or indirectly communicated to, acquired by, or learned by the Executive as a result of his relationship (whether as an employee or otherwise) with the Company or any of its affiliates and (ii) any analysis, compilation, note, study, sample, drawing, sketch, computer program, computer file or other document, whether prepared by or under the direction of the Company or any of its affiliates, the Executive or others, and all copies, facsimiles, replicas, photographs, and reproductions thereof, which contain, relate to, or reflect any of the aforementioned items.

     (b) The Executive shall not, directly or indirectly, either disclose any Confidential Information, except to the extent required in the performance of his duties as an employee of the Company or use any Confidential Information for the benefit of himself or any person, firm, corporation, or association other than the Company or any of its affiliates, during the Term or thereafter.
     (c) All samples, drawings, sketches, documents and written information of any kind reflecting any of the Confidential Information or relating to the Company’s or any of its affiliates’ business or products which come into the possession of the Executive shall remain the sole property of the Company or such affiliate and shall not be copied, photocopied, reprinted or otherwise reproduced or disseminated by the Executive, except in the performance of his duties as an employee of the Company. Upon the earlier of the Company’s request therefor or the termination of the Executive’s employment by the Company, the Executive shall return all such samples, drawings, sketches, documents and written information, and all copies, facsimiles, replicas, photocopies, and reproductions of them, to the Company.
     (d) The Executive hereby covenants and agrees to refrain, during the Term hereof and any extension (including month-to-month extensions) or renewal thereof and for a period of eighteen (18) months after the date of termination of the Executive’s employment (i) if such termination during the Term was for Cause (as hereinafter defined) or (ii) if the Executive terminates employment during the Term on his own volition, from, directly or indirectly, (a) engaging on his own behalf in a business competitive to the Company or (b) owning any interest in or engaging in or performing any service for any person, firm, corporation or other entity, either as a partner, owner, employee, consultant, agent officer, director or shareholder that is competitive with the Company. The Executive will not at any time during the period of the Executive’s employment by the Company and for a period of eighteen (18) months thereafter induce or assist others to induce or attempt to induce, in any manner, directly or indirectly, any employee, agent, representative, customer or any other person or concern dealing with or in any way associated with the Company or any of its affiliates to terminate or to modify in any other fashion to the detriment of the Company or any of its affiliates such association with the Company or any of its affiliates. The Executive represents that his experience and capabilities are such that the provisions of this paragraph will not prevent him from earning a livelihood. Notwithstanding any provision of this Section 4.2(d), it shall not be a violation of this Section 4.2(d) for the Executive to own two percent (2%) or less of a public company, provided that the Executive does not exert or have the power to exert any management or other control over such public company.
     (e) The parties hereto agree that the Executive’s agreements contained in paragraph (b) through (d) of this Article relate to matters of unique character and peculiar value impossible of replacement, that breach of such agreements by the Executive will cause the Company great and irreparable injury therefore, that the remedy at law for any breach of the agreements contained (b) through (d) will be inadequate and that the Company, in addition to any other relief available to it, shall be entitled to temporary restraining orders and temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damage or of providing any bond so as to prevent a breach of any of the agreements contained in (b) through (d) of this Article and to secure the enforcement thereof.

ARTICLE 5
Termination
     5.1 Termination by the Company. The Company shall have the right to terminate the Executive’s employment at any time, without or without “Cause.” For purposes of this Agreement, “Cause” shall mean (i) substantial failure by the Executive to undertake a good faith effort to perform his duties as described in this Agreement, which substantial failure is not cured within fifteen (15) days after written notice of such failure, (ii) a breach by the Executive of any of the other terms and conditions of this Agreement, or (iii) pleading no contest or guilty to a felony charge or being convicted of a felony.
     5.2 Death. In the event the Executive dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of the Executive’s death.
     5.3 Disability. In the event that the Executive shall suffer a disability which shall have prevented him from performing satisfactorily his obligations hereunder for a period of at least ninety (90) consecutive days or one hundred eighty (180) non-consecutive days within any three hundred sixty-five (365) day period, the Company shall have the right to terminate the Executive’s employment, such termination to be effective upon the giving of notice thereof to the Executive in accordance with Section 6.3 hereof.
     5.4 Effect of Termination.
     (a) In the event of termination of the Executive’s employment for any reason, the Company shall pay to the Executive (or his beneficiary, heirs or estate in the event of his death) any base salary or other compensation in accordance with the normal pay practices of the Company upon a termination of employees for similar reasons.
     (b) In the event of termination of the Executive’s employment (i) by the Company for Cause, (ii) by the Executive for any reason, (iii) because of the Executive’s death, or (iv) pursuant to Section 5.3, because of the Executive’s disability, neither the Executive nor any beneficiary, heir or estate of the Executive shall be entitled to any further compensation other than the amounts described in Section 5.4(a) hereof.
     (c) In the event of termination of the Executive’s employment by the Company other than for Cause, the Company shall pay the Executive, in addition to the amounts described in Section 5.4(a) hereof, the greater of (i) an amount equal to the value of the continued payment of the Executive’s base salary for the remainder of the Term (excluding any renewal periods), or (ii) an amount equal to Executive’s then current base salary for eighteen (18) months (such period, the “Severance Period”). Such amount shall be payable, at the discretion of the Company, either (A) in a lump sum or (B) in equal monthly installments. During the Severance Period, Executive shall continue to be eligible to receive health, prescription drug and dental insurance coverage consistent with that provided to other executives of the Company, from time to time, subject to the same limits and deductibles.

     (d) In the event that the Company fails to offer Executive to renew the terms of this Agreement for at least one (1) year following the end of the Term at a salary level at least equal to Executive’s then current base salary, the Company shall pay Executive an amount equal to Executive’s then current base salary for eighteen (18) months. During such period, Executive shall be entitled to receive the benefits described in Section 5.4(c) to be received during the Severance Period.
ARTICLE 6
Miscellaneous
     6.1 Benefit of Agreement; Assignment; Beneficiary.
     (a) This Agreement shall inure to the benefit of and be binding upon the Company and their successors and assigns (but only to the extent the Agreement relates to such entity), including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.
     (b) The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     6.2 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company to the Chief Executive Officer of the Company, and (b) in the case of the Executive, to the Executive’s last known address as reflected in the Company’s records, or to such other address as the Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.
     6.3 Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

     6.4 Waiver. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.
     6.5 Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
     6.6 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Ohio without reference to the principles of conflict of laws.
     6.7 Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.
     6.8 Venue and Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties hereto in the courts of the State of Ohio, County of Hamilton or in the United States District Court for the Southern District of Ohio, Western Division, and each of the parties hereto consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objections to venue laid therein.
     6.9 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to effectuate the intended preservation of such rights and obligations.
     6.10 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.
     6.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          Each of the parties hereto has duly executed this Agreement effective as of the date first written above.

THE O’GARA GROUP, INC.
By:	/s/ Wilfred T. O’Gara
Name:	Wilfred T. O’Gara
Title:	CEO

EXECUTIVE:
/s/ Michael J. Lennon
Michael J. Lennon

EXHIBIT A TO EMPLOYMENT AGREEMENT
     The Executive shall receive as compensation for his performance under the attached Employment Agreement the following:
     (a) Salary. The Company shall pay the Executive a base salary during the Term, payable in accordance with the normal payment procedures of the Company, subject to such withholdings and other normal employee deductions as may be required by law, at the annual rate of not less than $148,000. The Board of Directors of the Company shall review such compensation not less frequently than annually during the Term, but any adjustment in Executive’s salary may only be upward.
     (b) Annual Bonus. In addition to base salary, the Executive shall be eligible to earn incentive compensation (“incentive compensation”). The Company shall pay each fiscal year, or any fractional period thereof during the Term, incentive compensation as approved by the Board of Directors of the Company.
     (c) Benefits. The Executive shall participate during the Term in such pension, life insurance, health, death, disability and major medical insurance plans, and in such other employee benefit plans and programs, for the benefit of the employees of the Company, as may be maintained, from time to time, during the Term, in the Company’s discretion, in each case to the extent and in the manner available to other officers of the Company and subject to the terms and provisions of such plans or programs. In addition to the employment benefit plans and programs mentioned above the Company will provide, (i) a term life insurance policy for the Executive with a face value of $500,000, (ii) a supplemental disability insurance policy (up to an annual premium of $6,000), and (iii) a car expense reimbursement for travel to and from Beavercreek, OH, of $5,000 per annum.
     (d) Vacation. The Executive shall be entitled to paid vacation of at least four (4) weeks per annum in accordance with Company policy during the Term.